Exhibit 10.4

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, made as of February 15, 2011, between FUNCTION (X), INC., a Delaware corporation (the “Employer”), and Janet Scardino (the “Executive”).

WHEREAS, the Board of Directors of the Employer (the “Board”) has determined that it is in the Employer’s interest to enter into this Employment Agreement with the Executive in order to secure, and in the future to be assured of, the Executive’s abilities, services, and judgment as a member of senior management of the Employer, upon the terms and provisions and subject to the conditions stated in this agreement.

NOW, THEREFORE, the Employer and the Executive agree as follows:

1.                  Employment. Upon the terms and subject to the conditions of this agreement, the Employer employs the Executive, and the Executive accepts employment.

2.                  Term; Dates.

2.1            The term of the Executive’s employment shall commence on the Effective Date and, unless sooner terminated in accordance with the provisions of this agreement, continue for three (3) years (the “Initial Term”), and will thereafter automatically renew for one additional three-year term (the "Renewal Term") commencing immediately upon expiration of the Initial Term unless: (i) either party at least ninety (90) days prior to the expiration of the Initial Term provides written notice to the other party of their intention not to renew; or (ii) sooner terminated by either party in accordance with this agreement.

2.2            This agreement refers to the dates defined in this section, as follows: (i) the date of commencement of employment pursuant to this agreement is the “Effective Date”; (ii) the period of time during which the Executive is an employee of the Employer pursuant to and in accordance with the terms and provisions of this agreement is hereinafter referred to as the “Term”; (iii) each year which begins with the Effective Date (or with the anniversary of the Effective Date) and continues until the next anniversary of the Effective Date is hereinafter referred to as an “Employment Year”; and (iv) the last date of employment, for any reason,  is the “Expiration Date.”

3.                  Executive’s Position, Duties, and Authority.

3.1            The Employer shall employ the Executive, and the Executive shall serve as Chief Executive Officer of the Employer, and in such other positions with the Employer and its subsidiaries that are reasonably acceptable to the Executive. The Executive shall have executive duties, functions, authority, and responsibilities commensurate with the office or offices the Executive from time to time holds with the Employer in a corporation that is public, subject, in accordance with applicable law, to the supervision and direction of the Board and its Executive Chairman.

3.2            The Executive agrees to tailor Executive’s conduct with the written employment policies which the Employer generally applies to all of its employees, and additionally agrees that the Employer may make necessary and reasonable amendments to its policies from time to time during the Term, to the extent not inconsistent with the terms of this agreement. The Executive and the Employer agree that these policies supplement, but do not amend or otherwise modify, the express terms of this agreement in the manner authorized by Section 17.5 of this agreement.

3.3            As soon as practicable after the Effective Date, and simultaneously with the appointment of a majority of the members of the Board who are “independent” in accordance with the provisions of applicable law, the Board shall appoint the Executive as a member of the Board, subject to removal and reelection in accordance with the provisions of Employer’s Certificate of Incorporation and By-Laws applicable to all members of the Board as in effect during the Term.

4.                  Principal Occupation. The Executive shall devote Executive’s full working time to the business and affairs of the Employer and to the fulfillment of the duties under this agreement in a diligent and competent fashion.

4.1            The Employer acknowledges and agrees that during the Term:

(a)            the Executive may continue service as a director and officer (or in a similar capacity) on the advisory board of Kapital, whose business Executive represents is not competitive with that of the Employer or any of its subsidiaries and shall not involve a time commitment which shall impair Executive’s ability to perform the duties required hereunder; and

(b)            the Executive agrees that Executive’s continued service as described in Section 4.1(a) shall be subject to the review and approval of the Employer’s Board (based on the criteria of competitiveness and time commitment), so long as the Board’s discretion is not applied unreasonably.

Where the Board withdraws its approval for the continuation of the Executive’s service as described in Section 4.1(a), the Executive agrees that Executive shall promptly resign from such position. The Executive and Employer agree that nothing in this Section 4.1 applies to the Executive’s membership or contribution of Executive’s non-working time or services, in a non-remunerative capacity, to any: charitable or educational organization, foundation, or association; political organization or campaign; religious group, foundation, or organization; or non-profit trade, professional, community, or recreational organization or club, so long as the purpose or aim of any such organization presents no conflict with the business of the Employer or any of its subsidiaries, as determined by the Board.

4.2            The Employer acknowledges and agrees that during the Term, the Executive may devote a portion of Executive’s business time to personal investments and outside business commitments, provided, however that: (a) such activities do not conflict with the business of the Employer or any of its subsidiaries, (b) such activities do not interfere, directly or indirectly, with the performance by the Executive of Executive’s obligations under this agreement, and (c) such activities do not result in a breach by the Employer of any non-competition or any other similar type of agreement to which the Employer or any of its subsidiaries  may be a party.

4.3            No provision of this agreement shall be construed to prohibit the Executive’s: (a) acquisition, ownership, or trading, including without limitation the Executive’s indirect ownership, of less than two percent (2%) of the issued and outstanding stock (or comparable bonds, options, derivatives, or negotiable instruments) of a business entity having securities publicly traded anywhere in the world, provided, however, that the ownership limitations of this clause (a) shall not apply to (i) the Executive’s ownership of any such securities through an open-end mutual fund or (ii) the Executive’s ownership of any such securities that precedes the Effective Date if, but only if, the issuer of the securities is not a competitor of the Employer; or (b) passive ownership of stock, partnership interests, or comparable ownership interests or securities in any for-profit private business entity that is not directly competitive with the business of the Employer or any of its subsidiaries. The Employer additionally agrees that nothing in this agreement shall operate to prohibit the Executive’s acceptance of a testamentary gift, bequest, or its equivalent, nor the Executive’s retention of any such gift, bequest, or its equivalent following its delivery, so long as the Executive retains the interest(s) solely for investment purposes.

5.                  Location of Employment.  Unless the Executive otherwise consents in writing, the usual place for the performance of Executive’s services shall be the Employer’s principal office located in the Borough of Manhattan, New York, New York, or such other location within the New York/New Jersey/Connecticut metropolitan area (the “Metropolitan Area”), as established by the Employer.  Notwithstanding the foregoing, the Executive acknowledges and agrees that the nature of the Executive’s position and overall responsibilities with the Employer shall require the Executive to travel within and without the United States from time to time during the Term and such travel may for extended periods of time.

6.                  Base Salary.

6.1            During the Term, the Employer shall pay to the Executive an initial annualized base salary, payable in equal installments during each Employment Year equal to $500,000, payable in accordance with the Employer’s ordinary payroll practices, provided that the Board shall review the Executive’s base salary at least annually at the end of each Employment Year, and the Board shall increase, but not decrease, the base salary by a minimum of at least five percent (5%) over the then current Base Salary (such annual base salary, as it may be increased from time to time, the “Base Salary”).

6.2            For each Employment Year, at the election of the Executive, the Base Salary may be payable in cash or in shares of common stock of the Employer (or any combination thereof); provided, however, that if the Executive elects to have some Base Salary paid in shares of common stock of the Employer, a portion thereof nevertheless shall be payable in cash rather than in shares in an amount sufficient to cover applicable withholding and employment taxes on such Base Salary in accordance with Section 17.9 hereof as well any pre-tax amounts required to be withheld pursuant to the Executive’s participation in the employee benefit plans and programs described in Section 9.2 hereof.  Each such election shall be available to the Executive so long as the Employer’s common stock is publicly traded at the commencement of each Employment Year and through the Price Determination Period (as defined below), and each such election shall be made in writing and at the commencement of each Employment Year, provided that if the Executive fails to validly make any such election, the Base Salary for the applicable Employment Year shall be paid automatically in cash. For each Employment Year, the issue price of each share of common stock (the “Share Price”) shall be equal to the weighted average price of a share of common stock for the first twenty (20) trading days of such Employment Year (the “Price Determination Period”), and the total amount of shares of common stock issuable to the Executive for such Employment Year shall be equal to the quotient obtained by dividing the Base Salary for such Employment Year by the applicable Share Price.  The grant of all such shares of common stock shall be made as of the first day of such Employment Year and shall vest in accordance with the Employer’s ordinary payroll practices, provided that the actual number of shares on each vesting date shall be reduced by an amount equal to the cash amount(s) required to be withheld in accordance with the proviso of the first sentence of this Section 6.2 (i.e., an amount of shares equal to the quotient obtained by dividing the cash amount(s) required to be withheld by the applicable Share Price).

7.                  Bonus and Equity Grants.

7.1            During each year of the Term, the Executive shall be eligible to participate in the executive incentive plan (the “Executive Incentive Plan”) adopted by the Board for such year, and shall be eligible to receive an annual cash bonus under such plan (any such cash bonus an “Annual Cash Bonus”) and/or an annual grant of restricted stock, stock options or other equity award (any such equity award an “Equity Grant”), as determined by the Board. Although the target bonus compensation for the Executive will be equal to fifty percent (50%) of Base Salary, the determination whether to award any Annual Cash Bonus or Equity Grant and the form and amount thereof (notwithstanding such target bonus compensation) shall be at the sole and absolute discretion of the Board, provided, however, that notwithstanding the foregoing, the Executive shall receive the following minimum grants of restricted stock (the "Minimum Grants"):

(a)            At the beginning of the first Employment Year, not less than Seven Hundred Fifty Thousand (750,000) shares of Employer common stock (such minimum amount being subject to adjustment for stock dividends, subdivisions, reclassifications, recapitalizations and other similar events affecting all of the shares of Employer common stock), one-third (1/3) of which shall fully vest on the last day of each Employment Year during the Initial Term so long as the Executive is still then employed by the Employer or any of its subsidiaries; and

(b)            At the beginning of the first Employment Year of the Renewal Term (if applicable), not less than Seven Hundred Fifty Thousand (750,000) shares of Employer common stock (such minimum amount being subject to adjustment for stock dividends, subdivisions, reclassifications, recapitalizations and other similar events affecting all of the shares of Employer common stock), one-third (1/3) of which shall fully vest on the last day of each Employment Year during the Renewal Term so long as the Executive is still then employed by the Employer or any of its subsidiaries.

(c)            In addition to the grants to be made pursuant to subsections (a) and (b) above, (i) at the beginning of each Employment Year of the Initial Term, the Employer shall make a grant of restricted stock of 250,000 shares of Employer common stock (such minimum amount being subject to adjustment for stock dividends, subdivisions, reclassifications, recapitalizations and other similar events affecting all of the shares of Employer common stock), one-third (1/3) of which shares shall fully vest on the last day of the Employment Year in which granted and on the last day of each of the next two succeeding Employment Years so long as the Executive is still then employed by the Employer or any of its subsidiaries; and (ii) at the beginning of the Renewal Term (if applicable), the Employer shall make a grant of restricted stock of 250,000 shares of Employer common stock (such minimum amount being subject to adjustment for stock dividends, subdivisions, reclassifications, recapitalizations and other similar events affecting all of the shares of Employer common stock), one-third (1/3) of which shares shall fully vest on the last day of each Employment Year of the Renewal Term so long as the Executive is still then employed by the Employer or any of its subsidiaries.

7.2            The Board’s decision to cause the Employer to make or to not make a discretionary bonus payment to the Executive in any year (including, without limitation, the consideration to be received or methodology applied by the Board to a discretionary bonus eligibility determination in any year) shall have no bearing on the Executive’s eligibility to earn a bonus in any succeeding year, nor shall the amount, form, or payment timing of any such discretionary bonus in any year nor the making of the Minimum Grants have any bearing on any aspect of a discretionary bonus determination in any subsequent year.  The Executive acknowledges and agrees the Executive’s eligibility to participate in the Executive Incentive Plan, other than with respect to the Minimum Grants, may be based on the attainment of performance goals, subject to stockholder approval and that shall otherwise comply with the requirements of Section 162(m) of the Code and that the Board may, in its sole and absolute discretion, establish from time to time one or more other annual or long-term bonus plans under which the Executive may be an eligible participant and that also are based on the attainment of performance goals, subject to stockholder approval and that shall otherwise comply with the requirements of Section 162(m) of the Code.

7.3            In connection with the corporate governance of the Employer, if and to the extent that the Board has delegated to a Compensation Committee the responsibility for making determinations under the foregoing, then the determination of the Compensation Committee shall be binding.

8.                  Expenses.

8.1            The Employer shall reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services. The Employer shall make reimbursement within a reasonable time following the Executive’s presentation of expense statements, vouchers, receipts, or such other supporting information as the Employer reasonably may require from the Executive. The Executive acknowledges that the Employer’s policies regarding the documentation of expenses for which reimbursement is sought may change from time to time, and the Executive agrees that Executive will comply with the Employer’s reasonable documentation requirements; provided that each and every reimbursement due hereunder shall be requested and paid not later than six months after being incurred.  It is agreed and understood that any reimbursements by the Employer to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they would be paid under the Employer’s normal policies and the last day of the taxable year of the Executive following the year in which the expense was incurred.  The amount of any Taxable Reimbursements during any taxable year of the Executive shall not affect the expenses eligible for reimbursement in any other taxable year of the Executive.  The right to a Taxable Reimbursement shall not be subject to liquidation or exchange for another benefit.

8.2            The Executive at all times shall be entitled to: (a) travel in business class seating (or its equivalent) on a reputable airline when the Executive travels on domestic flights more than three hours in length in connection with the Employer’s business; (b) to hotel accommodations while outside the Metropolitan Area on business at a full-service hotel with sufficient space, furnishings, and technological facilities and appointments for the Executive’s comfortable and productive work in the room; and (c) private car service when required to travel in connection with the Employer’s business, attend business meetings, or work or attend functions outside of normal business hours or on weekends or holidays.

9.                  Benefits.

9.1            The Executive shall be eligible to accrue the equivalent of four (4) weeks vacation during each Employment Year of the Term. The Employer will credit the Executive for Executive’s full annual accrual at the commencement of each Employment Year of the Term, i.e. not on a proportional basis during the course of each Employment Year of the Term. The Executive additionally shall be entitled to remain away from work for as many or as few days as required by the Executive due to the Executive’s bona fide illness, subject to the provisions of Section 13 of this agreement. The Executive may observe any legal holidays, other holidays recognized by the Employer, and religious holidays that the Executive deems appropriate, in the sound exercise of Executive’s business judgment.

9.2            During the Term, the Executive shall be eligible to participate in any pension, profit sharing, stock purchase, and retirement savings program or plan established by the Employer or any of its subsidiaries for which the Executive provides services hereunder (“Participating Subsidiaries”), including, without limitation, any such program or plan offered by the Employer or Participating Subsidiaries to its executive or non-executive employees. The Executive additionally shall be eligible to participate in any group life insurance, hospitalization, medical, health and accident, dental, disability, or similar plan or program made available by the Employer or Participating Subsidiaries to its executive or non-executive employees. The Executive acknowledges that Executive’s participation in any benefit plan described in this Section 9.2 may require, where required from other senior executives of the Employer or Participating Subsidiaries, the Executive’s co-payment of a periodic premium as a deduction from the Base Salary payable to Executive.    The Executive additionally acknowledges that the Executive’s actual ability to participate in any program, plan, or other benefit opportunity in which the Executive otherwise is eligible to participate ultimately may be determined and governed by the terms and conditions of a third-party provider’s plan or program, and the Executive affirms that any third-party’s decision denying the Executive’s participation in a particular program or plan, the provision of coverage or a benefit in respect of a particular circumstance or expense, or a comparable decision adversely affecting the Executive shall not constitute a breach of this agreement by the Employer, so long as the Employer does not offer, designate, or select a program or plan with the actual intention of excluding the Executive’s eligibility or participation in the opportunity.

9.3            The Employer agrees that in the event of the Executive’s death during the Term, the Employer will pay to the Executive’s estate the following, which shall be distributed in accordance with the Executive’s will or testamentary plan, as directed by any court having jurisdiction over such estate, or as directed by any duly appointed administrator or executor of the Executive’s estate:  (i) all earned but unpaid Base Salary through the date of the Executive’s death, plus an amount equal to one hundred percent (100%) of the Base Salary in effect at the date of the Executive’s death; (ii) all previously awarded and unpaid Annual Cash Bonus at the date of the Executive’s death; (iii) all unpaid reimbursable business expenses incurred by the Executive through the date of the Executive’s death; and (iv) the full costs relating to the continuation of any group health and dental plan provided through the Employer in which the Executive participated at the time of his death, and through which coverage was provided to any dependent(s) of the Executive at the date of the Executive’s death, for a period of one (1) year following the Executive’s death, without regard to the availability or expiration of any continuation option or feature provided by the plan(s), or as otherwise provided to a lesser extent by applicable law at the time of the Executive’s death.

The Executive acknowledges that the Employer may, as it deems appropriate, seek, obtain, and maintain during all or part of the Term insurance connected with the life of the Executive, and for the benefit of the Employer. In the event that the Employer elects to do so, the Executive agrees: to provide any medical information required by the insurer issuing such coverage; to submit no more frequently than semi-annually to any medical examination required by the insurer in connection with the granting or renewal of such coverage (at which examinations, the Executive's personal physician may be present); and to otherwise cooperate reasonably with the Employer’s attempts to obtain such coverage. Any insurer’s rejection of an application submitted by the Employer connected with this Section 9.3 in no event shall constitute a breach of this agreement by the Executive, and the Employer shall not request nor in another manner seek any information from the Executive, the insurer, or any other person(s) connected with the rejection.

9.4            The Employer agrees that in the event of any of the Executive’s death during the Term or permanent Disability after completion of the second Employment Year of the Initial Term, or the termination of the Executive’s employment under either Section 12.5 or Section 12.6 hereof, the Employer shall cause any stock options, restricted stock or other equity-based instruments that previously were issued to the Executive to vest fully and shall take all action necessary to cause the assignment or transfer of such options, securities or other instruments as directed by the Executive’s will or testamentary plan, or as directed by any duly appointed administrator or executor of the Executive’s estate.

10.                Indemnification. The Employer shall indemnify the Executive against all losses, claims, expenses, or other liabilities of any nature arising by reason of the fact that Executive: (a) is or was a director, officer, employee, or agent of the Employer or any of its subsidiaries or affiliates; or (b) while a director, officer, employee or agent of the Employer or any of its subsidiaries or affiliates, is or was serving at the request of the Employer as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, in each case to the fullest extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. Without limiting the generality of the foregoing, the Executive shall be entitled in connection with Executive’s employment and in connection with Executive’s services as an officer and director of the Employer to the benefit of the provisions relating to indemnification and advancement of defense costs and expenses contained in the bylaws and certificate of incorporation of the Employer, as the same in the future may be amended (not including any amendments or additions that limit or narrow, but including any that add to or broaden, the protection afforded to the Executive), to the fullest extent permitted by applicable law. The Employer shall advance to the Executive all costs of investigation or defense incurred by the Executive in connection with any pending or threatened claim for which the Executive may be entitled to indemnification hereunder, provided that the Executive shall agree to return to the Employer any such reimbursed amounts, without interest, if it is determined in a final, non-appealable judgment by a Court of competent jurisdiction that the Executive is not entitled to indemnification by the Employer for losses incurred in connection with such claim. The indemnification obligations of the Employer shall survive from the Effective Date of this agreement and continue until three (3) months after the expiration of any applicable statute of limitations with respect to any claim made against the Executive for which the Executive is or may be entitled to indemnification (the “Survival Period ”), and shall survive after the Survival Period with respect to any indemnification claim as to which the Employer has received notice on or prior to the end of the Survival Period.  During the Term of this Agreement and during the Survival Period, the Employer will maintain for the benefit of the Executive, on an “occurrence” basis, a directors and officers errors and omissions insurance policy, or a similar insurance policy(ies), providing coverage from a financially reputable carrier. Anything in this agreement to the contrary notwithstanding, this Section 10 shall survive the termination of this agreement for any reason, and no release which may be entered into in connection with the termination of the Executive's employment will be deemed to release the Employer from its obligations under this Section 10.

11.                Confidential Information. The Executive acknowledges that Executive’s employment will fully familiarize the Executive with the trade secrets and confidential and proprietary information of the Employer (the “Confidential Information”). Examples of Confidential Information include, without limitation, information regarding the Employer’s costs, profits, markets, sales, products, key personnel, operational methods, technical processes, business strategies, and other proprietary information. The Executive further acknowledges that the unintentional or intentional disclosure of any Confidential Information would have a material adverse effect on the business, assets, prospects, financial condition and development of the Employer. The Executive therefore covenants and agrees as set forth below:

11.1          The Executive will during the Term and at all times thereafter, keep secret all Confidential Information, and will not intentionally disclose Confidential Information to anyone outside of the Employer and their respective advisors, directors, officers, employees, agents, consultants, financing sources and other representatives, other than as may be strictly necessary in connection with the Executive’s performance of the duties under this agreement, or otherwise with the Employer’s prior written consent, provided that: (i) the Executive shall have no such obligation to the extent Confidential Information is or becomes publicly known, other than as a result of the Executive’s breach of the obligations hereunder; and (ii) the Executive may, after giving prior notice to the Employer to the extent practicable under the circumstances, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process; provided, however, that if the Executive is required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information pursuant to the foregoing clause (ii), Executive agrees to use reasonable efforts to provide the Employer with prompt notice of each such request so that the Employer may seek an appropriate protective order or waive compliance by the Executive with the provisions of this agreement or both; provided, further, however, that if, absent the entry of a protective order or the receipt of a waiver under this agreement, the Executive is, in the opinion of Executive’s counsel, legally compelled to disclose such Confidential Information under pain of liability for contempt or other censure or penalty (civil or criminal), the Executive may disclose such information to the persons and to the extent required without liability under this agreement. In such event, the Executive shall give the Employer written notice of such disclosure, in reasonable detail, as soon as possible, but in any event not later than concurrently with making such disclosure, and the Executive shall exercise reasonable commercial efforts to obtain reliable assurances that confidential treatment will be accorded any such Confidential Information so disclosed.

11.2          The Executive will deliver promptly to the Employer at the termination of Executive’s employment by the Employer, or at any other time the Employer may so request, all memoranda, notes, records, reports, and other documents (including, without limitation, drafts, whole or partial copies, and information stored or maintained electronically, magnetically, in a computer, or through any other medium invented in the future) relating to the Employer’s business, which were obtained by Executive while employed by, or otherwise serving or acting on behalf of, the Employer and which Executive may then possess or have under Executive’s control.

11.3          The Executive’s duties may require that Executive enter into confidentiality agreements, nondisclosure agreements, or comparable agreements with third parties, and a third party may require the Executive’s entry into such an agreement(s) personally and on behalf of the Employer. In any such event, the Executive agrees to engage in reasonable efforts to perform any such agreement.

11.4          During the Term, the Employer may adopt or implement additional Confidential Information policies, procedures, or requirements in connection with the Employer’s business, and any such policies, procedures, or requirements will supplement this Section 11, without additional consideration from the Employer to the Executive, except to the extent, if any, that they conflict with this agreement, in which event this agreement shall control and govern.

12.                Termination. The following definitions shall apply to the use of such terms in this agreement:

12.1          “Cause” means:

(a)            the Executive engages in any intentional act of fraud against Employer;

(b)            the Executive engages in willful malfeasance or gross negligence in the performance of this Agreement or capacity as an employee of the Employer;

(c)            the Executive’s refusal to perform the duties required or requested consistent with Executive’s obligations under this agreement and under law, which refusal continues for more than five (5) days following the Employer’s written notice of such refusal;

(d)            the Executive’s conviction of a felony or entering a plea of nolo contendre to a felony charge;

(e)            the Executive’s material breach of this agreement; or

(f)            any finding by the Securities and Exchange Commission pertaining to the Executive which, in the opinion of independent counsel selected by the Employer, could reasonably be expected to impair or impede the Employer’s ability to register, list, or otherwise offer its stock to the public, or to maintain itself as a publicly-traded company in good standing with the Securities and Exchange Commission.

For purposes of this Section 12.1, no act, or failure to act, by the Executive shall be “willful” unless committed without a reasonable belief that the act or omission was in the best interest of the Employer.

12.2          “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(a)            any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (an “Exchange Act Person”) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Employer representing more than thirty-five percent (35%) of the combined voting power of the Employer’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction, provided that, notwithstanding the foregoing, a Change in Control shall not be deemed to occur (i) if Robert F.X. Sillerman or affiliates of his (a “Sillerman Controlled Entity”) beneficially own more than such thirty-five percent (35%) at any time; or (ii) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Employer reducing the number of shares outstanding, provided further that if a Change in Control would occur (but for the operation of this proviso) as a result of the acquisition of voting securities by the Employer, and after such share acquisition, any such Subject Person (so long as not a Sillerman Controlled Entity) becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by such Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(b)            there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Employer if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Employer immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction;

(c)            there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Employer and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Employer and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Employer in substantially the same proportion as their ownership of the Employer immediately prior to such sale, lease, license or other disposition; or

(d)            during any period of 12 consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period.

12.3          “Constructive Termination without Cause” means the termination of the Executive’s employment at Executive’s initiative after, without the Executive’s prior written consent, one or more of the following events:

(a)            requiring the Executive to report to any person other than directly and exclusively to the Board or the Executive Chairman of the Board; any material diminution in the Executive’s authority, duties or responsibilities;

(b)            a material breach by Employer of this agreement, including, without limitation, the failure by the Employer to fulfill its obligations under this agreement;

(c)            a material reduction in the Base Salary; or

(d)            relocating the Executive’s principal place of work outside the Metropolitan Area.

The Executive agrees that each of the following must occur before the Executive may assert the existence of a Constructive Termination without Cause: (i) the Executive must provide written notice to the Board or the Chairman of the Board, within a period not to exceed thirty (30) days after the first occurrence of the event that allegedly constitutes Constructive Termination without Cause, with reasonable specification of the matter(s) giving rise to the notice; (ii) the Employer must have the opportunity, through the Chairman or a Board member designated by him, to respond in writing to the written notice, with the assistance of any counsel deemed appropriate by the Employer (at its expense) not sooner than ten (10) business days after delivery of the written notice; (iii)  upon delivery of the written notice referred to in clause (i) of this paragraph, the Employer shall have a period of thirty (30) days within which to cure any deficiency that would result in Constructive Termination without Cause; and (iv) if the Employer fails to cure a deficiency within such thirty (30) day period, the Executive must actually terminate employment within fifteen (15) days of the Employer’s failure to cure such deficiency. The Board must have the opportunity, acting collectively or through a designee, to investigate, inquire, and otherwise inform itself of the assertion, followed by a hearing before the Board during which the Executive is allowed the opportunity to orally present Executive’s position during a confidential meeting of the entire Board, and the Employer is allowed to respond, within ten (10) business days after the Employer delivers to the Executive its written response to the Executive’s written notice.

12.4          Termination by the Employer for Cause. If the Employer terminates this agreement for Cause, the Executive shall be paid, as soon as practicable but no later than two and one-half months following such termination, (i) all earned but unpaid Base Salary through the date of termination; (ii) any previously awarded and unpaid Annual Cash Bonus; and (iii) all unpaid reimbursable expenses incurred by Executive through the date of termination. In the event the Employer terminates the Executive’s employment for Cause, the Executive shall have no further obligation or liability to the Employer in connection with the performance of this agreement (except the continuing obligations specified in Section 11 and Section 14).

12.5          Termination without Cause or Constructive Termination without Cause. In the event the Employer terminates Executive’s employment without Cause, other than due to Disability or death, or in the event there is a Constructive Termination without Cause (in each case other than a Change in Control Termination as set forth in Section 12.6), the Executive shall be entitled to:

(a)            be paid by the Employer (i) the Base Salary in effect on the date of termination (or in the event a Base Salary reduction is the basis for a Constructive Termination without Cause, the Base Salary in effect immediately prior to such a reduction) through the date of termination (in the proportions of cash and shares of stock that the Executive has elected pursuant to Section 6.2, it being agreed that all other payments described in this Section 12.5 will be paid entirely in cash), (ii) any previously awarded and unpaid Annual Cash Bonus; (iii) a pro rated Annual Cash Bonus for the year of termination based on the Annual Cash Bonus paid to the Executive for the immediately preceding Employment Year or $125,000, whichever is greater; and (iv) all unpaid reimbursable expenses incurred by Executive through the date of termination, with payment made as soon as practicable but no later than two and one-half months following such termination date;

(b)            a lump sum, to be paid by the Employer as soon as practicable but not later than two and one-half months following such termination date, equal to the Base Salary in effect on the date of termination (or in the event a Base Salary reduction is the basis for a Constructive Termination without Cause, the Base Salary in effect immediately prior to such a reduction) for a three (3) month period following such termination (the “Post Termination Salary Payment”).

(c)            a payment in the amount equal to three (3) months then Base Salary in consideration for Executive agreeing in writing to comply with the terms of Sections 14.1, 14.2, 14.5 and 14.6 hereof (notwithstanding a Termination without Cause or a Constructive Termination hereunder) for a period of twelve (12) months following the date of the Termination without Cause or Constructive Termination.

(d)            a continuation of the health and dental benefits provided to the Executive and her covered dependents under the Employer’s health and dental plans as in effect from time to time (except that if providing any such benefit under the terms of a plan would cause an adverse tax effect, the Employer may provide the Executive with equivalent cash payments outside of the plan at the same time the benefits would otherwise have been taxable to the Executive) for a period of one (1) year following such termination (the “Post Termination Benefit Period”), with no additional cost or charge payable by the Executive.

(e)            Notwithstanding the foregoing, if at the time of Executive’s Separation from Service (as defined in Treasury Regulation 1.409A-1(h)) the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), any amount or benefits that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to Executive on account of the Executive’s Separation from Service will not be paid until after the earlier of (i) first business day of the seventh month following Executive’s Separation from Service, or (ii) the date of the Executive’s death (the “409A Suspension Period ”). Within fourteen (14) calendar days after the end of the 409A Suspension Period, the Executive shall be paid a cash lump sum payment equal to any payments (including interest on any such payments), and benefits that the Employer would otherwise have been required to provide under this Section 12.5 or Section 12.6 but for the imposition of the 409A Suspension Period delayed because of the preceding sentence. Thereafter, the Executive shall receive any remaining payments and benefits due under this agreement in accordance with the terms of this Section (as if there had not been any Suspension Period beforehand).

Notwithstanding any other provision of this agreement, no benefits or amounts shall be payable under this Section 12.5 or Section 12.6 unless the Executive executes and delivers a general release of claims in a form and manner reasonably satisfactory to the Employer including, but not limited to, a release of any and all claims arising out this agreement and the Executive's employment relationship with the Employer, and such release has become irrevocable pursuant to its terms (it being understood, however, that in no event will such release expand any of the post-termination restrictions referred to in paragraph (c) above).  The Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within thirty (30) days (or such longer period which is provided by law for review and revocation) following the delivery of such release, signed by the Employer, to the Executive.  If such release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i)             To the extent any such cash payment or continuing benefit to be provided is not “deferred compensation” for purposes of Code Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”).  The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this agreement had such payments commenced immediately upon the Executive’s  termination of employment, and any payments made thereafter shall continue as provided herein.  The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of the Executive’s employment.

(ii)            To the extent any such cash payment or continuing benefit to be provided is “deferred compensation” for purposes of Code Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60) day following the termination of the Executive’s employment.  The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this agreement had such payments commenced immediately upon the termination of the Executive’s employment, and any payments made thereafter shall continue as provided herein.  The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of the Executive’s employment.

The Employer may provide, in its sole discretion, that the Executive may continue to participate in any benefits delayed, provided that the Executive shall bear the full cost of such benefits during such delay period.  Upon the date such benefits would otherwise commence pursuant to this Section 12.5 or Section 12.6 hereof, the Employer shall reimburse the Executive the Employer’s share of the cost of such benefits, to the extent that such costs otherwise would have been paid by the Employer or to the extent that such benefits otherwise would have been provided by the Employer at no cost to the Executive, in each case had such benefits commenced immediately upon the termination of the Executive’s employment.  Any remaining benefits shall be reimbursed or provided by the Employer in accordance with the schedule and procedures specified herein.

12.6          Termination Following a Change in Control. If, within 12 months following a Change in Control, the Employer terminates Executive’s employment without Cause, other than due to Disability or death, or there is a Constructive Termination without Cause (a “Change in Control Termination”), the Executive shall be entitled to be paid by the Employer, as soon as practicable but no later than two and one-half months following the date of termination:

(a)            (i) the Base Salary in effect on the date of termination (or in the event a Base Salary reduction is the basis for a Constructive Termination without Cause, the Base Salary in effect immediately prior to such a reduction) through the date of termination (in the proportions of cash and shares of stock that the Executive has elected pursuant to Section 6.2, it being agreed that all other payments described in this Section 12.6 will be paid entirely in cash), (ii) any previously awarded and unpaid Annual Cash Bonus; (iii) an Annual Cash Bonus for the year of termination based on the Annual Cash Bonus paid to the Executive for the immediately preceding Employment Year or $125,000, whichever is greater; and (iv) all unpaid reimbursable expenses incurred by Executive through the date of termination.

plus;

(b)            (x) a lump sum, to be paid by the Employer as soon as practicable but not later than two and one-half months following such termination date, equal to the Post Termination Salary Payment; plus

(c)            A payment in the amount equal to three (3) months then Base Salary in consideration for Executive agreeing in writing to comply with the terms of terms of Sections 14.1, 14.2, 14.5 and 14.6 hereof (notwithstanding a Change of Control Termination hereunder) for a period of twelve (12) months following the date of the Change in Control Termination.

The Executive shall also be entitled to the rights specified in Section 12.5(d) for the period set forth in such section.

12.7          Voluntary Termination. In the event of the termination of this agreement due to non-renewal of the Initial Term or any Renewal Term, or by the Executive on Executive’s own initiative other than: (a) a termination due to death or Disability; (b) a Constructive Termination without Cause; or (c) a Change in Control Termination, the Executive shall have the same entitlements as provided in Section 12.4 hereof for a termination for Cause. A voluntary termination of employment by the Executive shall be effective upon reasonable written notice to the Employer, given not later than ninety (90) days prior to the end of the Initial Term in accordance with Section 2.1 hereof.  Written notice need not be provided in the event of a termination due to death or disability.

12.8          No Mitigation or Offset. At any termination of the Executive’s employment, the Executive shall have no obligation to seek other employment. There shall be no offset against amounts due the Executive under this agreement on account of any remuneration attributable to any later employment, consultancy, partnership, or other remunerative activity connected with the Executive. However, the Employer may offset (at any time before the date that is two and one-half months after the end of the calendar year in which the Executive’s employment terminates) any amounts owed by the Executive to the Employer or any of its subsidiaries or affiliates against amounts due to the Executive under this agreement.  Notwithstanding any other provisions of this agreement or any other agreement to which the Employer and the Executive are parties to the contrary, in no event shall any payment under this agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

13.                Disability.

13.1          If during the Executive’s active employment the Executive becomes Disabled (as defined below), the Employer shall pay to the Executive (i) the full Base Salary, (ii) any previously awarded and unpaid Annual Cash Bonus; and (iii) all unpaid reimbursable expenses incurred by Executive through the date of termination in respect of the period ending on the last day of the sixth consecutive month of disability (the “Disability Date”), and the additional provisions set forth below shall apply:

13.2          If the Executive has not resumed Executive’s usual duties on or prior to the Disability Date, the Expiration Date of this agreement automatically shall accelerate to the Disability Date, and the Employer shall pay to the Executive, or as directed by any properly appointed guardian of the Executive, seventy-five percent (75%) of Executive’s Base Salary from the Disability Date through the end of the Initial Term or any Renewal Term, as applicable (without giving effect to any early termination provisions contained in this agreement) and, the Employer shall have no obligation to pay any bonus, discretionary bonus, or other form of compensation or consideration to the Executive in respect of periods after the Disability Date, unless applicable law requires the Employer to do so. Any Base Salary payable pursuant to this section shall be reduced by the amount of any benefits payable to the Executive under any group or individual disability insurance plan or policy, where the premiums for such plan or policy are paid primarily by the Employer.  For purposes of this Agreement, “Disabled” means the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

13.3          Unless the Employer voluntarily exercises its option under Section 13.4 to restore the Executive to full compensation, duties, functions, authority and responsibilities, the Executive shall have no obligations to the Employer from and after the Disability Date (except for Executive’s obligations under Section 11 and Section 14, which shall survive); and

13.4          If during the Term and after a Disability Date, the Executive shall no longer be Disabled, the Employer, by action of the Board, shall have the right (exercisable within sixty (60) days after notice from the Executive of such recovery), but not the obligation, to restore the Executive to employment, full compensation, and Executive’s full level of duties, functions, authority and responsibilities hereunder.

14.                Restrictive Covenants.

14.1          During the Term and for a period of twelve (12) months after termination of the Executive’s employment hereunder for Cause, the Executive shall not engage, whether directly or indirectly, through a sole proprietorship, or as an employee, officer, consultant, director, manager, managing member, stockholder, limited partner, general partner, trustee or member of any corporation, general partnership, limited partnership, trust, limited liability company or any other entity, in any business which is directly competitive with the Employer’s Business. For purposes of this Section 14, the term “Business” shall mean any business in which the Employer is actually engaged as of the Expiration Date or any business in which, as of the Expiration Date, the Employer, with the participation of the Executive, is actively planning on becoming engaged within the ensuing twelve (12) months from the Expiration Date.

14.2          During the Term and for a period of twelve (12) months after termination of the Executive’s employment hereunder for Cause, the Executive shall not:

(i)             Request, induce or attempt to influence any person or entity who is or was a client, customer, contractor or supplier of the Employer to limit, curtail or cancel its business with the Employer; or

(ii)            Request, induce, or attempt to influence any current or future officer, director, employee, consultant, agent or representative of the Employer to: (A) terminate his, her, or its employment or business relationship with the Employer; or (B) commit any act that, if committed by the Executive, would constitute a breach of any term or provision of this Section 14.

14.3          All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by the Executive during the course of Executive’s employment with the Employer (collectively, the “Work Product”) shall belong exclusively to the Employer and shall, to the extent possible, be considered a work made by the Executive for hire for the within the meaning of Title 17 of the United States Code.  To the extent the Work Product may not be considered work made by the Executive for hire for the Employer, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product.  Upon the request of the Employer, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

14.4          The Executive agrees during and after Executive’s employment with the Employer to not make, either directly or indirectly, or cause to be made, either directly or indirectly, by any other person or entity, any statement or comment, whether oral, written or otherwise, or to take any other action which disparages or criticizes the Employer, including any of their respective past, present or future directors and officers, employees, businesses, business practices, products or services, or which disrupts or impairs could disrupt or impair the Employer, including their respective businesses.

14.5          It is expressly understood and agreed that the Executive and the Employer consider the restrictions contained in this Section 14 to be reasonable.  If a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this agreement is an unenforceable restriction against the Executive, the provisions of this agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

14.6          The Executive acknowledges and agrees that the remedies at law available to the Employer for a breach or threatened breach of any of the provisions of Section 11 and Section 14 hereof would be inadequate and they would suffer irreparable injury as a result of such breach or threatened breach.  In recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies the Employer may have at law, (i) the Employer, without proof of an inadequate remedy at law, posting any bond or proof of damages, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available and (ii) the Employer may cease making payments or providing any benefits to the Executive otherwise provided herein during the pendency of any such breach or threatened breach of any of the provisions of Section 11 and Section 14 hereof.

15.                Notices.  All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or by facsimile transmission or mailed first class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Employer:

Function (X), Inc.
159 East 70th Street
New York, New York  10021

Facsimile: (646)349-5988

Attention: Board of Directors

If to the Executive:

Janet Scardino
114 Mercer Street, 7th Floor
New York, NY 10012

Facsimile:

Copies of all communications given hereunder to the Employer shall also be delivered or sent, in like fashion, to: Mitchell J. Nelson, Esq., 650 Madison Avenue, 15th Floor, New York, New York 10022; telephone: (212) 796-8174; facsimile: (212) 750-3034.  Copies of all communications given hereunder to the Employee shall also be delivered or sent, in like fashion, to: Daniel M. Wasser, Esq., 488 Madison Avenue, 18th Floor, New York, New York 10022; telephone: (212) 935-5500; facsimile: (212) 308-0642.

All such notices, requests and other communications shall (a) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt of electronic confirmation of delivery, and (c) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section).

16.                Disputes.

16.1          Arbitration of Monetary Disputes. Any action or claim seeking monetary damages arising between the parties to this agreement (including, without limitation, the Executive’s representative following Executive’s death and any successor to the Employer), whether based on contract, negligence, intentional tort, fraud or misrepresentation, statutorily prohibited discrimination, including employment discrimination, or breach of other legal duty arising from or connected in any manner with this agreement or its performance shall be resolved exclusively through final and binding arbitration, as follows:

(a)            The arbitration shall proceed in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (the “AAA”) in effect when the claim or dispute arose between the parties, or in the event that the AAA no longer follows the National Rules for the Resolution of Employment Disputes, then the AAA’s Commercial Arbitration Rules (if applicable, the “Rules”) in effect on the date of this agreement. Either party may, but neither party must, file or docket the dispute for administration by the AAA, so long as the dispute proceeds in accordance with this Section 16.1 and the applicable Rules.

(b)            The arbitrator(s) shall be selected as follows: Each party shall by written notice to the other have the right to appoint one arbitrator. If, within thirty (30) days following the giving of such notice by one party, the other shall not, by written notice, appoint another arbitrator, the first arbitrator shall be the sole arbitrator. If two arbitrators are so appointed, they shall appoint a third arbitrator. If thirty (30) days elapse after the appointment of the second arbitrator and the two arbitrators are unable to agree upon the third arbitrator, then either party may, in writing, request that the AAA appoint the third arbitrator.

(c)            Each party exclusively shall bear all costs, fees, and other expenses charged by or associated with the arbitrator appointed by such party, and the parties equally shall pay the costs and expenses of any third appointed arbitrator. All proceedings connected with the arbitration, including hearings, shall be held in New York, New York, and where a party appoints an arbitrator who principally conducts his or her business outside of New York, New York, the appointing party exclusively shall bear that arbitrator’s travel, temporary lodging, and related costs and expenses. The general counsel of the AAA or his or her designee, after the filing of the dispute with the AAA, exclusively shall have the jurisdiction and the authority, after written application filed by a party with the AAA and the opportunity for the other party to respond in writing, to inequitably allocate between the parties the AAA’s pre-hearing filing and administrative fees and the fees and expenses of any appointed arbitrator(s), subject to reallocation among the parties by the arbitrator(s) in any final award (or decision).

(d)            All proceedings, hearings, testimony, documents, or writings related to the arbitration shall be confidential, i.e., not disclosed by a party, a party’s representative(s), or any testifying witnesses to a person or entity not a party to, or interested in, the arbitration. The parties further agree, without regard to any AAA rule to the contrary, that where a written reasoned award(s) is made by the arbitrator(s), the arbitrator(s) also shall issue a one-page award (or decision) in a form which permits a future need by any party to judicially enforce the award, but that the written reasoned award shall not be disclosed by the parties to any person or body not connected directly with the arbitration.

(e)            The arbitrator(s) appointed exclusively shall have jurisdiction to determine any claim, including the arbitrability of any claim, submitted to him, her, or them. Each party shall bear its own arbitration costs and expenses, including, without limitation, the costs and expenses associated with any attorney or other expert or representative retained by the party in connection with a claim, without regard to any pre-award application by the AAA of the last sentence of Section 16.1(c). The interpretation and enforceability of the arbitration agreement memorialized in this section shall be determined in accordance with the United States Federal Arbitration Act (9 U.S.C. §1, et seq.) (the “FAA”), unless the New York State Arbitration Act (the “New York Act”) (CPLR §7501, et seq.) would make enforceable this agreement after an appointed arbitrator(s) finds it unenforceable under the FAA, in which case the New York Act shall be applied. Any process required or desirable in connection with any arbitration under this Section 16.1 shall be issued and served as authorized by the FAA, the New York Act, or any treaty to which the United States is a signatory, and upon a party by personal or permitted substitute service anywhere in the world. The substantive law applied by the arbitrator(s) to the determination of any claim or defense not connected with the enforceability of this arbitration agreement shall be the internal laws of the State of New York, without reference to conflicts of law principles.

(f)            The parties agree that the appointed arbitrator(s) shall have no power or authority to make awards or issue orders of any kind, except as authorized by the FAA and the internal laws of the State of New York. Any monetary award made shall be payable promptly in United States dollars, free of any tax, offset, or deduction (unless required by law), and any costs, fees, or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting enforcement.

16.2          Claims for Equitable Relief.  Any action or proceeding initiated by any party to this agreement seeking any form of temporary or preliminary injunctive relief, including, without limitation, specific performance, connected with this agreement or its performance may be brought against any other party in the courts of the State of New York or, if the party has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts in any such action or proceeding, and each party waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. The parties agree that the pursuit of any relief described in this Section 16.2 in no way may or shall diminish, defeat, or otherwise impair the agreement expressed in Section 16.1.

17.                General.

17.1          Governing Law.  This agreement shall be interpreted, construed, and enforced in accordance with the internal laws of the State of New York, without regard to conflicts of law principles.

17.2          Captions.  This agreement contains section headings for reference only. The headings in no way affect the meaning or interpretation of this agreement.

17.3          Entire Agreement.  This agreement fully memorializes the agreement and understanding of its parties relating to its subject matter, and supersedes all prior or contemporaneous agreements, arrangements and understandings, written or oral, between the parties with respect to such subject matter.  This agreement may be executed and delivered (by facsimile or other electronic transmission) in one or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument

17.4          Successors and Assigns.  This agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any prohibited assignment attempted by the Executive is void. This agreement shall be binding on any successor to the Employer, whether by merger, acquisition of substantially all of the Employer’s assets, or otherwise, as fully as if such successor was a signatory hereto and the Employer shall cause such successor to, and such successor shall, expressly assume the Employer’s obligations hereunder. Notwithstanding anything else herein contained, the term “Employer” as used in this agreement, shall include all such successors.

17.5          Amendments; Waivers.  This agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without an affirmative vote of the Board or its Compensation Committee (if any) and the consent in writing of the Executive and the Employer. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this agreement.

17.6          Beneficiaries.  Whenever this agreement provides for any payment to the Executive’s estate, such payment may be made instead to such beneficiary or beneficiaries as the Executive may have designated in a writing filed with the Employer. The Executive shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Employer (and to any applicable insurance company) to such effect.

17.7          Reformation.  The Executive and the Employer agree that any provision of this agreement deemed unenforceable or invalid may be reformed to permit enforcement of the objectionable provision to the fullest permissible extent. Any provision of this agreement deemed unenforceable after modification shall be deemed stricken from this agreement, with the remainder of the agreement being given its full force and effect.

17.8          Full Negotiation.  The Executive and the Employer affirm that each fully understands this agreement’s meaning and effect. Each party has participated fully and equally in the negotiation and drafting of this agreement. .

17.9          Tax Withholding. The Employer may deduct from any compensation payable to the Executive hereunder amounts sufficient to cover the Executive’s share of applicable federal, state and/or local income tax withholding, old-age and survivors’ and other social security payments, state disability and other insurance premiums and payments or other governmentally imposed charges against income as may be required by law.

17.10        The Employer.  Notwithstanding anything else herein contained, the term “Employer”, as used in this Agreement, shall refer to the Employer and its successors and assigns and, with respect to Sections 11 and 14 hereof, also means its subsidiaries and affiliated entities and their respective successors and assigns.

17.11        Representations and Warranties of Executive.  The Executive represents and warrants to the Employer that: (a) there are no restrictions, agreements or understandings, oral or written, to which the Executive is a party or by which the Executive is bound that prevent or make unlawful the Executive's execution or performance of this agreement; (b) none of the information supplied by the Executive to the Employer or any representative of the Employer in connection with the Executive's employment by the Employer misstated a material fact or omitted information necessary to make the information supplied not materially misleading; (c) the Executive does not have any business or other relationship that creates a conflict between the interests of the Executive and the Employer or any of its subsidiaries; and (d) that the Executive is free and able to execute this agreement and to enter into employment with the Employer on the terms and conditions hereof.

17.12        Currency.  Each and every reference to a monetary amount in this agreement means United States dollars.

18.            Compliance with Code Section 409A.

18.1          General.  It is the intention of both the Employer and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this agreement comply with Code Section 409A and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this agreement shall be construed in a manner consistent with that intention.  If the Executive or the Employer believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Executive and on the Employer).

18.2          Distributions on Account of Separation from Service.  If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A.

18.3          No Acceleration of Payments. Neither the Employer nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

18.4          Treatment of Each Installment as a Separate Payment and Timing of Payments. For purposes of applying the provisions of Section 409A to this agreement, each separately identified amount to which the Executive is entitled under this agreement shall be treated as a separate payment.  In addition, to the extent permissible under Section 409A, any series of installment payments under this agreement shall be treated as a right to a series of separate payments.  Whenever a payment under this agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Employer.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement as of the date first above written.

EMPLOYER:		EXECUTIVE:

FUNCTION (X), INC.

/s/ Janet Scardino
By:	/s/ Mitchell J. Nelson	Name: Janet Scardino
Name:	Mitchell J. Nelson
Title:	Executive Vice President and General Counsel